[LETTERHEAD OF ERNST & YOUNG]

October 18, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Chell Group Corporation

Gentlemen:

We have read item 4 of Form 8-K dated October 18, 2000, of Chell Group Corporation (the "Company") and are in agreement with the statement contained therein pertaining to us, except that we have no basis to agree or disagree with the statements of the Company contained in the seventh paragraph of Item 4.

Yours truly,


/s/ Ernst & Young

Ernst & Young LLP

c.c. Mr. Don Pagnutti, Chief Operating Officer, Chell Group Corporation